FOR IMMEDIATE RELEASE
Exhibit 99.1

CONTACT:	Glen L. Ponczak (Investors) (414) 524-2375 Fraser Engerman (Media) (414) 524-2733	January 22, 2015

Johnson Controls reports double digit 2015 first quarter earnings improvement

MILWAUKEE, Jan. 22, 2015 -- Johnson Controls, Inc., (NYSE: JCI) a global multi-industrial company, today reported record financial results for the first quarter of fiscal 2015. Net sales totaled $10.7 billion, up 1 percent from $10.6 billion in the 2014 first quarter. Excluding the effect of currency translation, sales increased 5 percent. Net income from continuing operations attributable to Johnson Controls was $507 million, or $0.76 per diluted share, compared with $451 million, or $0.66 per share last year.

Excluding transaction and integration-related costs in the current quarter:

•	Income from business segments was $768 million, up 18 percent versus the 2014 first quarter.

•	Diluted earnings per share from continuing operations was $0.79, an increase of 20 percent from the 2014 quarter. Segment income margin was 7.2 percent, a year-over-year increase of 110 basis points.

"Profitability improved significantly in the quarter, as we benefitted from higher volumes and our continuing focus on execution improvements,” said Alex Molinaroli, Johnson Controls chairman and chief executive officer. “The results in the quarter are better than the expectations we provided at our analyst day in December.”

Business results (excluding transaction / integration costs)

Building Efficiency sales in the fiscal first quarter of 2015 were $3.5 billion, 5 percent higher than in the 2014 first quarter as higher revenues in North America were partially offset by lower revenues in Latin America and in the Global Work Place Solutions business.

Adjusted for foreign exchange, backlog was down 4 percent compared to the first quarter of last year at $4.6 billion while orders were level with last year, noting that orders in the 2014 quarter included a $150 million booking related to the company’s largest-ever performance contract. The company said it expects higher order rates in the remainder of the year, which will benefit backlog in the second half of the fiscal year.

Building Efficiency segment income of $201 million was up 38 percent compared with $146 million in the 2014 first quarter with significant improvements in North America, Europe and at Global Workplace Solutions partially offset by slightly lower results in Asia. Overall Building Efficiency segment margins in the 2015 quarter increased 140 basis points compared with last year. The company noted that Building

Efficiency results benefitted from incremental revenues and income associated with the company’s acquisition of Air Distribution Technologies (ADT) in the third quarter of 2014.

Automotive Experience revenues in the fiscal first quarter of 2015 were $5.3 billion, down 3 percent compared to the 2014 quarter, reflecting the impact of the strengthening U.S. dollar versus the Euro. Excluding the impact of foreign exchange, revenues increased 2 percent. Automotive industry production in the quarter increased 5 percent in North America and 6 percent in China, but declined 2 percent in Europe. Revenues in China, which are primarily related to Seating and generated through non-consolidated joint ventures, increased 15 percent to $2.1 billion.

Automotive Experience segment income was $249 million, versus the $197 million reported in the first quarter of 2014, an increase of 26 percent, with improvements in both the company’s Seating and Interiors businesses. Automotive Experience profitability benefitted from higher Chinese joint venture income and the higher volumes.

Power Solutions sales in the first quarter of 2015 increased 4 percent to $1.8 billion. Excluding the impact of lead and foreign exchange, revenues increased 8 percent. Global original equipment and aftermarket battery shipments both increased 4 percent, while shipments of Absorbent Glass Mat (AGM) lead-acid batteries increased 31 percent compared with the prior year. Power Solutions segment income was $318 million, up 4 percent, compared with $307 million in the first quarter of 2014. The 2014 quarter benefitted from a $19 million non-recurring gain related to a joint venture consolidation. Excluding the gain last year, Power Solutions segment margins expanded 90 basis points in the current quarter.

Johnson Controls said it expects earnings per diluted share of $0.74 - $0.76 in the second quarter of fiscal 2015. The company reaffirmed its guidance of $3.55 - $3.70 for fiscal 2015. Quarterly and fiscal year guidance excludes transaction and integration costs.

Definitive Agreement to form joint venture with Hitachi

Johnson Controls, Hitachi, Ltd. and Hitachi Appliances, Inc. signed a definitive agreement on January 21, 2015 to form a previously announced global joint venture that will bring customers world-class variable refrigerant flow (VRF) technology, as well as room air conditioners and absorption chillers to meet increasing demands for energy efficient air conditioning options. The Johnson Controls-Hitachi joint venture is expected to have 2016 sales of approximately $3.0 billion. The formation of the joint venture is expected to close in the fourth quarter of fiscal 2015, pending regulatory approvals.

Through the agreement, Johnson Controls will obtain a 60 percent ownership stake in Hitachi Appliances' global air conditioning business, excluding sales and service operations in Japan. With the new joint venture, Johnson Controls expects to have the most robust technology portfolio in the heating, ventilation, air conditioning and refrigeration industry.

“We continue to demonstrate the ability to deliver on the expectations we have set. While still early in its implementation, the Johnson Controls Operating System is delivering measurable improvements,” said Molinaroli. “We expect those benefits to grow significantly as we bring new efficiencies to our manufacturing, engineering, purchasing and IT functions. Our definitive agreement with Hitachi marks another significant step toward our transformation to a more product-focused, multi-industry company, to the benefit of our shareholders and customers. We are focused on increasing profitability and shareholder value and expect 2015 to be a year of record results for Johnson Controls.”

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FORWARD-LOOKING STATEMENTS
Johnson Controls, Inc. has made statements in this document that are forward-looking and, therefore, are subject to risks and uncertainties. All statements in this document other than statements of historical fact are statements that are, or could be, deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In this document, statements regarding future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” or terms of similar meaning are also generally intended to identify forward-looking statements. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Johnson Controls’ control, that could cause Johnson Controls’ actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include required regulatory approvals that are material conditions for proposed transactions to close, strength of the U.S. or other economies, automotive vehicle production levels, mix and schedules, energy and commodity prices, availability of raw materials and component products, currency exchange rates, and cancellation of or changes to commercial contracts, as well as other factors discussed in Item 1A of Part I of Johnson Controls’ most recent Annual Report on Form 10-K for the year ended September 30, 2014. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this document are only made as of the date of this document, and Johnson Controls assumes no obligation, and disclaims any obligation, to update forward-looking statements to reflect events or circumstances occurring after the date of this document.
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Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. Our 170,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. Through our growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful. In 2013, Corporate Responsibility Magazine recognized Johnson Controls as the #14 company in its annual “100 Best Corporate Citizens” list. For additional information, please visit http://www.johnsoncontrols.com

January 22, 2015 Page 4 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Three Months Ended December 31,
	2014	2013

Net sales	$10,666	$10,574
Cost of sales	8,986	8,998
Gross profit	1,680	1,576

Selling, general and administrative expenses	(1,034)	(1,038)
Net financing charges	(71)	(55)
Equity income	102	112

Income from continuing operations before income taxes	677	595

Income tax provision	131	111

Net income from continuing operations	546	484

Income from discontinued operations, net of tax	—	18

Net income	546	502

Less: Income from continuing operations attributable to noncontrolling interests	39	33

Net income attributable to JCI	$507	$469

Income from continuing operations	$507	$451
Income from discontinued operations	—	18
Net income attributable to JCI	$507	$469

Diluted earnings per share from continuing operations	$0.76	$0.66
Diluted earnings per share from discontinued operations	—	0.03
Diluted earnings per share	$0.76	$0.69

Diluted weighted average shares	668.0	682.2
Shares outstanding at period end	657.3	664.0

January 22, 2015 Page 5 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (in millions; unaudited)

	December 31, 2014	September 30, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$168	$409	$245
Accounts receivable - net	5,360	5,871	6,743
Inventories	2,439	2,477	2,452
Assets held for sale	2,112	2,157	777
Other current assets	2,302	2,193	2,509
Current assets	12,381	13,107	12,726

Property, plant and equipment - net	6,114	6,314	6,665
Goodwill	7,010	7,127	6,717
Other intangible assets - net	1,600	1,639	1,070
Investments in partially-owned affiliates	1,117	1,018	1,043
Noncurrent assets held for sale	684	630	—
Other noncurrent assets	2,801	2,969	2,611
Total assets	$31,707	$32,804	$30,832

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$1,214	$323	$1,804
Accounts payable and accrued expenses	5,448	6,394	6,609
Liabilities held for sale	1,706	1,801	321
Other current liabilities	3,019	3,176	3,069
Current liabilities	11,387	11,694	11,803

Long-term debt	6,322	6,357	4,866
Other noncurrent liabilities	2,703	2,997	2,202
Redeemable noncontrolling interests	209	194	169
Shareholders' equity attributable to JCI	10,823	11,311	11,531
Noncontrolling interests	263	251	261
Total liabilities and equity	$31,707	$32,804	$30,832

January 22, 2015 Page 6 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Three Months Ended December 31,
	2014	2013
Operating Activities
Net income attributable to JCI	$507	$469
Income from continuing operations attributable to noncontrolling interests	39	33

Net income	546	502

Adjustments to reconcile net income to cash used by operating activities:
Depreciation and amortization	224	244
Pension and postretirement benefit expense (income)	(14)	9
Pension and postretirement contributions	(24)	(25)
Equity in earnings of partially-owned affiliates, net of dividends received	(92)	(74)
Deferred income taxes	96	14
Fair value adjustment of equity investment	—	(19)
Other	16	10
Changes in assets and liabilities, excluding acquisitions and divestitures:
Receivables	410	531
Inventories	(20)	(95)
Restructuring reserves	(77)	(62)
Accounts payable and accrued liabilities	(684)	(929)
Change in other assets and liabilities	(523)	(387)
Cash used by operating activities	(142)	(281)

Investing Activities
Capital expenditures	(280)	(345)
Sale of property, plant and equipment	14	21
Acquisition of businesses, net of cash acquired	(13)	(128)
Business divestitures	—	13
Other	7	8
Cash used by investing activities	(272)	(431)

Financing Activities
Increase in short and long-term debt - net	889	1,163
Stock repurchases	(600)	(1,199)
Payment of cash dividends	(146)	(130)
Proceeds from the exercise of stock options	105	84
Other	(19)	4
Cash provided (used) by financing activities	229	(78)
Effect of exchange rate changes on cash and cash equivalents	(57)	(19)
Cash held for sale	1	(1)
Decrease in cash and cash equivalents	$(241)	$(810)

January 22, 2015

FOOTNOTES
1. Business Unit Summary

In the second quarter of fiscal 2014, the Company began reporting its Automotive Experience Electronics business as a discontinued operation, which required retrospective application to previously reported financial information. As a result, the segment income amounts shown below are for continuing operations and exclude the Electronics business segment income of $36 million for the fiscal 2014 first quarter.

(in millions)	Three Months Ended December 31,
	2014		2013	%

	(unaudited)
Net Sales
Building Efficiency	$3,539		$3,381	5%
Automotive Experience	5,283		5,421	-3%
Power Solutions	1,844		1,772	4%
Net sales	$10,666		$10,574

Segment Income (1)
Building Efficiency	$187		$146	28%
Automotive Experience	243		197	23%
Power Solutions	318		307	4%
Segment income	$748	(2)	$650

Net financing charges	(71)		(55)
Income before income taxes	$677		$595

Net Sales
Products and systems	$8,723		$8,605	1%
Services	1,943		1,969	-1%
	$10,666		$10,574

Cost of Sales
Products and systems	$7,406		$7,377	0%
Services	1,580		1,621	-3%
	$8,986		$8,998

(1) Management evaluates the performance of the business units based primarily on segment income, which represents income from continuing operations before income taxes and noncontrolling interests, excluding net financing charges, significant restructuring and impairment costs, and the net mark-to-market adjustments related to pension and postretirement plans.

Building Efficiency - Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.

Automotive Experience - Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.

Power Solutions - Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.

January 22, 2015

(2) The first quarter of fiscal 2015 reported segment income numbers include transaction/integration costs. The pre-tax impacts are reported as follows:

	Building Efficiency	Automotive Experience	Power Solutions	Consolidated JCI

Segment income, as reported	$187	$243	$318	$748

Transaction/integration costs	14	6	—	20

Segment income, excluding transaction/integration costs	$201	$249	$318	$768

Transaction/integration costs decreased earnings per share by $0.03 in the first quarter of fiscal 2015. There were no non-recurring/unusual items in the first quarter of fiscal 2014.

2. Income Taxes

The effective tax rate for the first quarter of fiscal 2015 and fiscal 2014 is approximately 19 percent.

3. Share Repurchase Program

In November 2013, the Company's Board of Directors authorized a $3 billion increase in the share repurchase program bringing the total authorized amount under the repurchase program to $3.65 billion. The share repurchase program does not have an expiration date and may be amended or terminated by the Board of Directors at any time without prior notice. During the first quarter of fiscal 2015, the Company repurchased approximately $600 million under these authorizations.

4. Held for Sale

On September 30, 2014, the Company announced its intention to divest its Global Workplace Solutions (GWS) business. The GWS business met the reporting requirements for held for sale classification in the accompanying condensed consolidated statements of financial position as of December 31, 2014 and September 30, 2014.

As disclosed in the third quarter of fiscal 2014, the majority of the Automotive Interiors business met the reporting requirements for held for sale classification and is reported as such in the accompanying condensed consolidated statements of financial position as of December 31, 2014 and September 30, 2014.

January 22, 2015

5. Earnings Per Share

The following table reconciles the numerators and denominators used to calculate basic and diluted earning per share (in millions):

	Three Months Ended December 31,
	2014	2013
	(unaudited)
Income Available to Common Shareholders

Income from continuing operations	$507	$451
Income from discontinued operations	—	18
Basic and diluted income available to common shareholders	$507	$469

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	661.4	674.1
Effect of dilutive securities:
Stock options and unvested restricted stock	6.6	8.1
Diluted weighted average shares outstanding	668.0	682.2